UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 21, 2006
King Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	001-15875	54-1684963
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

501 Fifth Street, Bristol, Tennessee	37620
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Ex-99.1 Director Compensation Policy for Non-Employee Directors of King Pharmaceuticals, Inc.

Item 1.01. Entry into a Material Definitive Agreement.
On February 21, 2006, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of King Pharmaceuticals, Inc. (“King”) approved the 2006 Executive Management Incentive Award (the “2006 EMIA”), which contains the parameters under which certain executives of King will be eligible to receive cash bonuses for performance during the 2006 fiscal year. Under the 2006 EMIA, adopted pursuant to the King Pharmaceuticals, Inc. Incentive Plan, awards will be based upon one to two financial objectives (“Financial Objectives”) and, for most participants, approximately four individual operational objectives (“Operational Objectives”). In determining the potential receipt of an award under the 2006 EMIA for any participant, Financial Objectives and Operational Objectives shall be weighted as determined either by the Compensation and Human Resources Committee of the Board or by King’s Chief Executive Officer. Executives of King having the following titles as of February 21, 2006 shall be eligible to participate in the 2006 EMIA: Chief Executive Officer, President, Chief Financial Officer, Chief Commercial Officer, Chief Technical Operations Officer, General Counsel, Corporate Head (EVP Level 1), EVP Level 2, Senior Vice President, and Vice President (each such person being an “EMIA Participant” and the Chief Executive Officer, President, Chief Financial Officer, Chief Commercial Officer being “Top Executives”). The Committee and/or King’s Chief Executive Officer may establish an EMIA for other executives who are hired to fill these positions after February 21, 2006, with certain limitations as described in the 2006 EMIA.
The Committee shall establish and approve all Financial Objectives under the 2006 EMIA and any amendments thereto, and EMIAs for the Top Executives shall be based entirely upon Financial Objectives. The Committee shall approve the specific weighting of the Financial Objectives for the Top Executives and any amendments thereto. EMIAs for Top Executives shall be based upon prospective financial goals, the accomplishment of which is substantially uncertain at the time of the establishment of the 2006 EMIA.
For EMIA Participants who are not Top Executives, the Committee or the Chief Executive Officer (or his designee) shall approve (1) the weighting of their Financial Objectives, based upon each executive’s ability to impact the accomplishment of those objectives, and (2) their Operational Objectives, and any amendments to either of these items.
Payment of any EMIA is contingent upon the Committee’s determination that the applicable Financial Objectives have been met, and at what achievement level those objectives have been met. In addition, payment of any EMIA shall be contingent upon either the Committee’s or the Chief Executive Officer’s (or his designee’s) determination that the participant has satisfied the applicable achievement level with respect to his or her other objectives.
In order to receive his or her EMIA, the EMIA Participant must continue to be employed by King on the date on which the EMIA awards are paid, except in the case of death, disability or approved retirement.
The Committee, in its discretion, may reduce or eliminate any EMIA if it determines such action to be in the best interests of King. The Committee may also, at any time, amend or terminate the EMIA program. The grant of an EMIA does not establish or guarantee a term of employment and does not change the “at-will” or other status of any person employed by King.
On February 22, 2006, the Board adopted an amended Director Compensation Policy for the Non-Employee Directors of King (the “Policy”). The amended Policy revises compensation payable for service on King’s Board of Directors and its committees. Changes to the Policy include: a provision for a fee of $1,200 for participation in each committee meeting, rather than $750 per meeting if the meeting was held on the same day as a Board meeting and $1,200 per meeting if the meeting was not held on the same day as a Board meeting, as provided under the prior Policy; annual retainers of $6,000 for committee chairs, other than the audit committee chair, rather than $5,000 for such committee chairs under the prior Policy; and an annual, automatic grant of restricted stock units with a market value of $100,000, rather than annual grants of options to purchase 10,000 shares of King’s common stock, no par value per share; the Non-Executive Chairman of the Board shall receive an annual retainer of $120,000, rather than $150,000, as provided under the prior Policy. In addition, directors will be eligible to receive reimbursement for reasonable and customary expenses of participating in continuing education programs, up to three days per year, rather than reimbursement of up to $2,000 per day in expenses for continuing education programs, up to three days per year. The Policy is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(c) The following exhibits are furnished with this report:

Exhibit Number	Description
99.1	Director Compensation Policy for Non-Employee Directors of King Pharmaceuticals, Inc., as approved by the Board of Directors on February 13, 2004 and amended on July 22, 2005 and February 22, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

King Pharmaceuticals, Inc. (Registrant)
Date: February 27, 2006	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer